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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 11-K



[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

[_] TRANSACTION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number:  0-28936

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

               GOLD BANC CORPORATION, INC. EMPLOYEES' 401(K) PLAN

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                           GOLD BANC CORPORATION, INC.
                                11301 Nall Avenue
                              Leawood, Kansas 66211

                              REQUIRED INFORMATION

The financial statements and schedules of Gold Banc Corporation, Inc. Employees' 401(K) Plan (the "Plan") for the fiscal year ended December 31, 2000, required pursuant to this Form 11-K, prepared in accordance with the financial reporting requirements of ERISA are included herewith as Exhibit 99 which is incorporated herein by reference. A written consent of the accountant required with respect to the incorporation by reference of the foregoing financial statements of the Plan is included herewith as Exhibit 23.1.



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                                   SIGNATURES

         The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            GOLD BANC CORPORATION, INC.
                                            EMPLOYEES' 401(K) PLAN


                                            By:   Gold Banc Corporation, Inc.,
                                                  Plan Administrator


                                                  By:  /s/ Rick J. Tremblay
                                                       -------------------------
                                                       Rick J. Tremblay
                                                       Chief Financial Officer

Dated:  December 3, 2001